Exhibit 99.1

DuPont Reports Second Quarter 2021 Results
•2Q21 GAAP EPS from continuing operations of $1.04; adjusted EPS of $1.06
•2Q21 Net Sales of $4.1 billion, up 26 percent; organic sales up 23 percent versus the year-ago period
•2Q21 GAAP Income from continuing operations of $564 million; operating EBITDA of $1.06 billion, up 53 percent versus the year-ago period; operating EBITDA margin expansion of 460 basis points
•Approximately $800 million of capital returned to shareholders during the quarter through share repurchases and dividends
•Announces change to treatment of intangible amortization expense for non-GAAP reporting effective 3Q21
•Raises full year 2021 guidance for net sales, operating EBITDA and adjusted EPS
WILMINGTON, Del., August 3, 2021 - DuPont (NYSE: DD) today announced financial results for the second quarter 2021.
“Continued positive momentum in almost all of our key end-markets, including semiconductor, smartphones, automotive, and residential construction, enabled us to deliver strong second quarter results ahead of expectations with year-over-year and sequential growth in all three reporting segments,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “Our teams’ intense focus on working closely with customers and suppliers during an environment of global supply chain and logistics challenges and escalating raw material costs was critical to our second quarter results.”
“In addition to solid financial performance, we continue to shift our portfolio and investments toward higher growth and higher margin businesses,” Breen continued. “We closed the divestiture of the Solamet® business at the end of June and on July 1st, we completed the acquisition of Laird Performance Materials which strategically complements our Electronics & Industrial segment. It also further strengthens our ability to address key innovation needs for high frequency connectivity, high performance computing and advanced mobility with sustainable offerings that customers and society demand. Additionally, in line with our balanced capital allocation approach, we de-levered our balance sheet by paying down $2 billion of bonds in May and returned $800 million of capital to shareholders during the quarter through share purchases and dividends.”
Second Quarter 2021 Results
Net sales totaled $4.1 billion, up 26 percent versus the year-ago period as reported and up 23 percent on an organic(1) basis. Sales were up double-digit percent in all three reporting segments driven most notably by the ongoing recovery in key end-markets adversely impacted by the COVID-19 pandemic in the year-ago period such as automotive, construction and industrial, along with continued strength in areas such as semiconductor and smartphones. On a regional basis, organic sales growth was 20 percent or greater in all regions.
GAAP EPS from continuing operations totaled $1.04 on GAAP income from continuing operations of $564 million, versus GAAP EPS from continuing operations of $(3.26) on a GAAP loss from continuing operations of $(2.4) billion in the year-ago period. The improvement is driven mainly by the absence of a prior year goodwill impairment charge, higher segment earnings and a significantly lower share count.
Operating EBITDA(1) was $1.06 billion, up 53 percent versus operating EBITDA(1) in the prior year. The improvement was driven by the ongoing recovery in key end-markets impacted by the COVID-19 pandemic in the year-ago period, most notably automotive, and the absence of approximately $150 million in charges recorded in the year-ago period associated with temporarily idling certain facilities to align supply with demand, which were partially offset by the absence of a $64 million gain recorded in
(1) Adjusted EPS, operating EBITDA and free cash flow are non-GAAP measures. See page 6 for further discussion. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 11 of this communication.

Corporate in the year-ago period associated with a joint venture customer settlement. Operating EBITDA improvement drove 460 basis points of operating EBITDA margin expansion. Adjusted EPS(1) was $1.06, up about 240% versus adjusted EPS(1) in the year-ago period due to higher segment results, a significantly lower share count, and lower interest expense partially offset by a higher base tax rate.
Operating cash flow for the quarter was $440 million and included working capital headwinds of about $140 million led by higher inventories and higher accounts receivable balances on increased sales. Capital expenditures of $216 million resulted in free cash flow(1) of $224 million.
Second Quarter 2021 Segment Highlights
Electronics & Industrial
Electronics & Industrial reported net sales of $1.3 billion, up 19 percent from the year-ago period. Organic sales were up 17 percent on a 17 percent increase in volume. Currency was a 2 percent tailwind.
Sales gains were led by Industrial Solutions, up mid-twenties percent versus the year-ago period, reflecting broad-based demand most notably in displays, electronics, healthcare and automotive markets. Interconnect Solutions also delivered growth over 20 percent driven by continued demand for higher content in premium, next-generation smartphones, along with improvement in industrial markets. Continued strength in Semiconductor Technologies resulted in double-digit volume growth driven by new technology ramps in advanced nodes within logic and foundry and higher demand for memory in servers and data centers.
Operating EBITDA for the segment was $424 million, an increase of 26 percent from operating EBITDA of $336 million in the year-ago period driven by volume gains. Operating EBITDA margins increased 190 basis points from the year-ago period.

Water & Protection
Water & Protection reported net sales of $1.4 billion, up 14 percent from the year-ago period. Organic sales were up 11 percent on an 11 percent increase in volume. Currency was a 3 percent tailwind.
Sales gains were led by Shelter Solutions, up over 30 percent versus the year-ago period, reflecting continued strong demand in North American residential construction and retail channels for do-it-yourself applications and continued recovery in commercial construction. Within Safety Solutions, sales were up high-single-digits on an organic basis as recovery in industrial and automotive end-markets resulted in significant volume improvement for aramid fibers. Broad-based demand for Water Solutions technologies remained strong, however, logistics challenges impacted our ability to supply customers which resulted in low-single-digit volume declines versus the year-ago period.
Operating EBITDA for the segment totaled $352 million, an increase of 4 percent compared to operating EBITDA of $339 million in the year-ago period. Volume growth was mostly offset by higher raw materials and logistics costs.

Mobility & Materials
Mobility & Materials reported net sales of $1.3 billion, up 61 percent from the year-ago period. Organic sales were up 55 percent on a 42 percent increase in volume and a 13 percent increase in price. Currency was a 6 percent tailwind.
Sales gains were broad-based as key end-markets continued to recover from the impact of the COVID-19 pandemic. Most notably, the continued recovery of the global automotive market helped to deliver strong volume improvement across Engineering Polymers, Advanced Solutions and Performance Resins. Within Engineering Polymers, global supply constraints of key raw materials improved but are expected to remain tight through the end of the year. We expect to recover volume lost in the quarter due to these disruptions as the raw material constraints are alleviated.

Local price increased 13 percent on actions taken to offset raw material costs and higher metals pricing.
Operating EBITDA for the segment was $294 million, an increase of $317 million from operating EBITDA of ($23) million in the year-ago period. The improvement was driven primarily by the absence of approximately $130 million in charges recorded in the year-ago period associated with temporarily idling certain facilities to align supply with demand, higher volumes, and pricing gains.

Third Quarter and Full Year 2021 Outlook
The Company is changing its treatment of intangible amortization expense for non-GAAP reporting. Beginning third quarter 2021, DuPont’s adjusted EPS(1) will exclude all amortization of intangible assets and will no longer differentiate based on the origin of the intangibles. The Company’s outlook for adjusted EPS(1) provided below has been updated to reflect this change in non-GAAP reporting, including the retroactive impact of the change on first half 2021 results. For comparative purposes, a recast of historical periods is included beginning on page 14 of this release.
“As a result of our strong first half of the year, our expectations of continued momentum within our key end-markets, and confidence in our team’s ability to navigate through global supply chain constraints, we are raising our guidance for the year for net sales, operating EBITDA and adjusted EPS,” said Lori Koch, Chief Financial Officer of DuPont. “In addition, we are adjusting our guidance to reflect the July 1st acquisition of Laird Performance Materials, the divestiture of the Solamet® business at the end of June and the impact of the retroactive reporting change that we are making for adjusted EPS. For full year 2021, we now estimate net sales to be between $16.45 billion and $16.55 billion and operating EBITDA between $4.21 billion and $4.26 billion. Our outlook for full year adjusted EPS on the new basis is now in the range of $4.24 to $4.30 per share, and includes a full year benefit estimated at $0.27 per share related to the amortization reporting change.”
“We estimate third quarter 2021 net sales to be between $4.18 billion and $4.23 billion, operating EBITDA between $1.06 billion and $1.08 billion and adjusted EPS on the new basis between $1.11 and $1.13 per share.”

Conference Call
The Company will host a live webcast of its second quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

For further information contact: DuPont Investors: Leland Weaver leland.weaver@dupont.com +1 302-999-2477	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
Effective August 31, 2017, E. I. du Pont de Nemours and Company ("EID") and The Dow Chemical Company ("TDCC") each merged with subsidiaries of DowDuPont Inc. (n/k/a "DuPont”) and, as a result, EID and TDCC became subsidiaries of the Company (the "DWDP Merger"). On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., (“Dow”) including Dow’s subsidiary The Dow Chemical Company (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva, Inc. (“Corteva”) including Corteva’s subsidiary E. I. du Pont de Nemours and Company (“EID”), (the “Corteva Distribution and together with the Dow Distribution, the “DWDP Distributions”).

On February 1, 2021, the Company completed the divestiture of the Nutrition & Biosciences (“N&B”) business to International Flavors & Fragrance Inc. (“IFF”) in a Reverse Morris Trust transaction (the “N&B Transaction”) that resulted in IFF issuing shares to DuPont stockholders. The results of operations of DuPont for all periods presented reflect the historical financial results of N&B as discontinued operations, as applicable. The cash flows related to N&B have not been segregated and are included in the Consolidated Statements of Cash Flows for the applicable periods.

In addition, the Company includes in discontinued operations activity related to the indemnification obligations pertaining to EID legacy liabilities including eligible PFAS costs under the cost sharing arrangement (the “MOU”) by and between DuPont, Corteva and The Chemours Company.

On July 1, 2021, DuPont completed the previously announced acquisition of the Laird Performance Materials business, (the “Laird PM Acquisition”).

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the ability to achieve expected benefits, synergies and operating efficiencies in connection with the Laird PM Acquisition within the expected time frames or at all or to successfully integrate the Laird Performance Materials business; (ii) ability to achieve anticipated tax treatments in connection with the N&B Transaction, Laird PM Acquisition or the DWDP Distributions; (iii) changes in relevant tax and other laws; (iv) indemnification of certain legacy liabilities of EID in connection with the Corteva Distribution; (v) risks and costs related to the performance under and impact of the cost sharing arrangement by and between DuPont, Corteva and The Chemours Company related to future eligible PFAS costs; (vi) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (vii) uncertainty as to the long-term value of DuPont common stock; (viii) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on DuPont’s business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume; and (ix) other risks to DuPont's business, operations; each as further discussed in detail in and results of operations as discussed in DuPont’s annual report on Form 10-K for the year ended December 31, 2020 and its subsequent reports on Form 10-Q and Form 8-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 11 and on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger and the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges. Although amortization of EID intangibles acquired as part of the DWDP Merger is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized.
Beginning July 1, 2021, adjusted earnings per common share from continuing operations - diluted ("Updated Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles and the after-tax impact of non-operating pension / OPEB. Management estimates amortization expense in 2021 associated with intangibles to be between $710 million and $730 million on a pre-tax basis, or approximately $1.00 to $1.05 per share. The Company will report financial results under this new definition following the second quarter 2021. Outlook information above is presented using Updated Adjusted EPS. For additional information, refer to pages 14 and 15.
Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. Operating EBITDA margin is calculated as operating EBITDA divided by net sales. Operating EBITDA leverage is calculated as the year-over-year percentage change in operating EBITDA divided by the year-over-year percentage change in net sales.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.
Organic Sales is defined as net sales excluding the impacts of currency and portfolio.
Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$4,135	$3,289	$8,111	$6,959
Cost of sales	2,655	2,298	5,167	4,617
Research and development expenses	148	153	304	326
Selling, general and administrative expenses	459	414	915	896
Amortization of intangibles	167	177	334	355
Restructuring and asset related charges - net	10	24	12	422
Goodwill impairment charges	—	2,498	—	3,031
Integration and separation costs	23	16	29	139
Equity in earnings of nonconsolidated affiliates	25	102	51	141
Sundry income (expense) - net	146	(11)	162	201
Interest expense	129	181	275	352
Income (loss) from continuing operations before income taxes	715	(2,381)	1,288	(2,837)
Provision for income taxes on continuing operations	151	8	183	102
Income (loss) from continuing operations, net of tax	564	(2,389)	1,105	(2,939)
(Loss) income from discontinued operations, net of tax	(77)	(82)	4,780	(142)
Net income (loss)	487	(2,471)	5,885	(3,081)
Net income attributable to noncontrolling interests	9	7	13	13
Net income (loss) available for DuPont common stockholders	$478	$(2,478)	$5,872	$(3,094)

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$1.05	$(3.26)	$1.93	$(4.01)
(Loss) earnings per common share from discontinued operations - basic	(0.15)	(0.11)	8.43	(0.19)
Earnings (loss) per common share - basic	$0.90	$(3.37)	$10.36	$(4.20)
Earnings (loss) per common share from continuing operations - diluted	$1.04	$(3.26)	$1.92	$(4.01)
(Loss) earnings per common share from discontinued operations - diluted	(0.14)	(0.11)	8.41	(0.19)
Earnings (loss) per common share - diluted	$0.90	$(3.37)	$10.33	$(4.20)

Weighted-average common shares outstanding - basic	529.6	734.3	567.0	736.5
Weighted-average common shares outstanding - diluted	531.2	734.3	568.5	736.5

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$3,962	$2,544
Accounts and notes receivable - net	2,826	2,421
Inventories	2,642	2,393
Other current assets	216	181
Assets held for sale	846	810
Assets of discontinued operations	—	20,659
Total current assets	10,492	29,008
Property, plant and equipment - net of accumulated depreciation (June 30, 2021 - $4,528; December 31, 2020 - $4,256)	6,856	6,867
Other Assets
Goodwill	18,565	18,702
Other intangible assets	7,707	8,072
Restricted cash	—	6,206
Investments and noncurrent receivables	1,068	1,047
Deferred income tax assets	183	190
Deferred charges and other assets	968	812
Total other assets	28,491	35,029
Total Assets	$45,839	$70,904
Liabilities and Equity
Current Liabilities
Accounts payable	$2,349	$2,222
Income taxes payable	236	169
Accrued and other current liabilities	1,219	1,085
Liabilities related to assets held for sale	136	140
Liabilities of discontinued operations	—	8,610
Total current liabilities	3,940	12,226
Long-Term Debt	10,627	15,611
Other Noncurrent Liabilities
Deferred income tax liabilities	1,869	2,053
Pension and other post-employment benefits - noncurrent	1,045	1,110
Other noncurrent obligations	894	834
Total other noncurrent liabilities	3,808	3,997
Total Liabilities	18,375	31,834
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2021: 524,644,217 shares; 2020: 734,204,054 shares)	5	7
Additional paid-in capital	49,681	50,039
Accumulated deficit	(22,783)	(11,586)
Accumulated other comprehensive (loss) income	(26)	44
Total DuPont stockholders' equity	26,877	38,504
Noncontrolling interests	587	566
Total equity	27,464	39,070
Total Liabilities and Equity	$45,839	$70,904

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Six Months Ended June 30,
	2021	2020
Operating Activities
Net income (loss)	$5,885	$(3,081)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	724	1,546
Credit for deferred income tax and other tax related items	(157)	(310)
Earnings of nonconsolidated affiliates in excess of dividends received	(38)	(103)
Net periodic pension benefit cost	3	16
Pension contributions	(45)	(49)
Net gain on sales and split-offs of assets, businesses and investments	(5,118)	(193)
Restructuring and asset related charges - net	14	423
Goodwill impairment charges	—	3,031
Other net loss	92	92
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(346)	111
Inventories	(337)	(12)
Accounts payable	232	34
Other assets and liabilities, net	(91)	15
Cash provided by operating activities	818	1,520
Investing Activities
Capital expenditures	(499)	(719)
Proceeds from sales of property and businesses, net of cash divested	172	427
Acquisitions of property and businesses, net of cash acquired	(11)	(73)
Purchases of investments	(2,001)	(1)
Proceeds from sales and maturities of investments	2,001	1
Other investing activities, net	9	17
Cash used for investing activities	(329)	(348)
Financing Activities
Changes in short-term notes payable	—	(274)
Proceeds from issuance of long-term debt	—	2,025
Proceeds from issuance of long-term debt transferred to IFF at split-off	1,250	—
Payments on long-term debt	(5,000)	(27)
Purchases of common stock	(1,143)	(232)
Proceeds from issuance of Company stock	108	34
Employee taxes paid for share-based payment arrangements	(25)	(13)
Distributions to noncontrolling interests	(24)	(10)
Dividends paid to stockholders	(319)	(442)
Cash transferred to IFF at split-off	(100)	—
Other financing activities, net	(3)	(11)
Cash (used for) provided by financing activities	(5,256)	1,050
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(28)	(30)
(Decrease) Increase in cash, cash equivalents and restricted cash	(4,795)	2,192
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	8,767	1,569
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	8	8
Cash, cash equivalents and restricted cash at beginning of period	8,775	1,577
Cash, cash equivalents and restricted cash from continuing operations, end of period	3,980	3,762
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	7
Cash, cash equivalents and restricted cash at end of period	3,980	3,769

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Electronics & Industrial	$1,320	$1,111	$2,620	$2,226
Water & Protection	1,412	1,244	2,740	2,520
Mobility & Materials	1,270	790	2,485	1,881
Corporate	133	144	266	332
Total	$4,135	$3,289	$8,111	$6,959
U.S. & Canada	$1,155	$957	$2,206	$2,109
EMEA [1]	814	597	1,644	1,388
Asia Pacific	2,016	1,641	3,966	3,222
Latin America	150	94	295	240
Total	$4,135	$3,289	$8,111	$6,959

Net Sales Variance by Segment and Geographic Region	Three Months Ended June 30, 2021
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	17%	17%	2%	—%	19%
Water & Protection	—	11	11	3	—	14
Mobility & Materials	13	42	55	6	—	61
Corporate	7	2	9	3	(20)	(8)
Total	3%	20%	23%	4%	(1)%	26%
U.S. & Canada	3%	21%	24%	—%	(3)%	21%
EMEA [1]	—	27	27	9	—	36
Asia Pacific	5	15	20	3	—	23
Latin America	(1)	57	56	4	—	60
Total	3%	20%	23%	4%	(1)%	26%

Net Sales Variance by Segment and Geographic Region	Six Months Ended June 30, 2021
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	(1)%	16%	15%	3%	—%	18%
Water & Protection	—	6	6	3	—	9
Mobility & Materials	6	22	28	4	—	32
Corporate	3	(1)	2	2	(24)	(20)
Total	2%	13%	15%	3%	(1)%	17%
U.S. & Canada	1%	7%	8%	—%	(3)%	5%
EMEA [1]	(2)	12	10	8	—	18
Asia Pacific	3	17	20	3	—	23
Latin America	3	22	25	(2)	—	23
Total	2%	13%	15%	3%	(1)%	17%
1. Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Electronics & Industrial	$424	$336	$860	$663
Water & Protection	352	339	707	696
Mobility & Materials	294	(23)	572	192
Corporate [1]	(7)	43	(29)	51
Total	$1,063	$695	$2,110	$1,602
1. Corporate includes $(22) million and $(51) million of general corporate expenses for the three months ended June 30, 2021 and 2020, respectively and $(64) million and $(87) million of general corporate expenses for the six months ended June 30, 2021 and 2020, respectively.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Electronics & Industrial	$10	$10	$19	$19
Water & Protection	8	5	20	12
Mobility & Materials	5	7	8	8
Corporate [1]	2	80	4	102
Total equity earnings included in operating EBITDA (GAAP)	$25	$102	$51	$141
1. Corporate activity in 2020 reflects equity earnings associated with the Hemlock Semiconductor joint venture divested in the third quarter of 2020.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Income (loss) from continuing operations, net of tax (GAAP)	$564	$(2,389)	$1,105	$(2,939)
+ Provision for income taxes on continuing operations	151	8	183	102
Income (loss) from continuing operations before income taxes	$715	$(2,381)	$1,288	$(2,837)
+ Depreciation and amortization	333	349	661	694
- Interest income [1]	2	2	4	4
+ Interest expense	129	181	275	352
- Non-operating pension/OPEB benefit [1]	13	8	25	19
- Foreign exchange losses, net [1]	(8)	(18)	(17)	(21)
- Significant items	107	(2,538)	102	(3,395)
Operating EBITDA (non-GAAP)	$1,063	$695	$2,110	$1,602
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Cash provided by operating activities (GAAP) [1]	$440	$802	$818	$1,520
Capital expenditures	(216)	(238)	(499)	(719)
Free cash flow (non-GAAP)	$224	$564	$319	$801
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the three month periods noted. In addition, includes cash activity related to N&B prior to the N&B Transaction.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended June 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$715	$555	$1.04
Less: Significant items
Integration and separation costs [4]	(23)	(20)	(0.04)	Integration and separation costs
Restructuring and asset related charges - net [5]	(10)	(8)	(0.02)	Restructuring and asset related charges - net
Gain on divestitures [6]	140	105	0.20	Sundry income (expense) - net
Income tax related item	—	(2)	—	Provision for income taxes on continuing operations
Total significant items	$107	$75	$0.14
Less: Merger-related amortization of intangibles	(120)	(93)	(0.18)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	13	10	0.02	Sundry income (expense) - net
Adjusted results (non-GAAP)	$715	$563	$1.06

Significant Items Impacting Results for the Three Months Ended June 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(2,381)	$(2,396)	$(3.26)
Less: Significant items
Integration and separation costs [4]	(16)	(14)	(0.02)	Integration and separation costs
Restructuring and asset related charges - net [5]	(3)	(3)	(0.01)	Restructuring and asset related charges - net
Goodwill impairment charge [7]	(2,498)	(2,498)	(3.40)	Goodwill impairment charges
Asset impairment charges [8]	(21)	(16)	(0.02)	Restructuring and asset related charges - net
Income tax related item	—	(3)	—	Sundry income (expense) - net
Total significant items	$(2,538)	$(2,534)	$(3.45)
Less: Merger-related amortization of intangibles	(125)	(97)	(0.13)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	8	6	0.01	Sundry income (expense) - net; Provision for income taxes on continuing operations
Adjusted results (non-GAAP)	$274	$229	$0.31

1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Integration and separation costs related to strategic initiatives including the divestiture of the held for sale businesses, post-DWDP Merger integration and the DWDP Distributions.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects $140 million gain related to the sale of the Solamet® business within Corporate.
7.Reflects a non-cash goodwill impairment charges of $2,498 million related to the Mobility & Materials and Electronics & Industrial segments.
8.Reflects a $21 million pre-tax impairment charge related to other intangible assets within the Mobility & Materials segment.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended June 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$1,288	$1,092	$1.92
Less: Significant items
Integration and separation costs [4]	(29)	(25)	(0.04)	Integration and separation costs
Restructuring and asset related charges - net [5]	(12)	(10)	(0.02)	Restructuring and asset related charges - net
Gain on divestitures [6]	143	108	0.19	Sundry income (expense) - net
Income tax related item [7]	—	74	0.13	Provision for income taxes on continuing operations
Total significant items	$102	$147	$0.26
Less: Merger-related amortization of intangibles	(240)	(187)	(0.33)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	25	19	0.03	Sundry income (expense) - net
Adjusted results (non-GAAP)	$1,401	$1,113	$1.96

Significant Items Impacting Results for the Six Months Ended June 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(2,837)	$(2,952)	$(4.01)
Less: Significant items
Integration and separation costs [4]	(139)	(108)	(0.15)	Integration and separation costs
Restructuring and asset related charges - net [5]	(131)	(101)	(0.14)	Restructuring and asset related charges - net
Goodwill impairment charge [8]	(3,031)	(3,031)	(4.12)	Goodwill impairment charges
Asset impairment charges [9]	(291)	(222)	(0.30)	Restructuring and asset related charges - net
Gain on divestitures [10]	197	102	0.14	Sundry income (expense) - net
Income tax related item	—	4	0.01	Sundry income (expense) - net
Total significant items	$(3,395)	$(3,356)	$(4.56)
Less: Merger-related amortization of intangibles	(254)	(197)	(0.27)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	19	14	0.02	Sundry income (expense) - net; Provision for income taxes on continuing operations
Adjusted results (non-GAAP)	$793	$587	$0.80
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Integration and separation costs related to strategic initiatives including the divestiture of the held for sale businesses, post-DWDP Merger integration and the DWDP Distributions.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects the gain from the sale of the Solamet® business within Corporate and post closing adjustments related previously divested businesses.
7.Reflects a net $74 million tax benefit primarily related to a $59 million tax benefit resulting from the impact of tax reform in Switzerland.
8.Reflects non-cash goodwill impairment charges recorded as follows: $533 million charge recorded in the first quarter 2020 related to a former non-core business now within Corporate; and a $2,498 million charge recorded in the second quarter 2020 related to the Mobility & Materials and Electronics & Industrial segments.
9.Reflects a $270 million pre-tax impairment charge recorded in the first quarter 2020 related to a long-lived asset group of a former non-core business which is now within Corporate, and a $21 million pre-tax impairment charge recorded in the second quarter 2020 related to other intangible assets within the Mobility & Materials segment.
10.Reflects a gain on the first quarter 2020 sale of the Company's Compound Semiconductor Solutions business within the Electronics & Industrial segment.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Beginning July 1, 2021, DuPont is changing its definition of Adjusted EPS to exclude the after-tax impact of amortization expense of all intangible assets. Previously, Adjusted EPS has excluded the amortization expense associated with intangibles acquired as part of the DWDP Merger. The Company believes the new definition provides more useful information about our operating performance due to the recent acquisitions. Exclusion of amortization expense facilitates more consistent operating results over time and allows for easier comparison with both acquisitive and non-acquisitive peer companies. Updated Adjusted EPS is shown below for comparative purposes; the Company will report financial results under this new definition beginning in the third quarter of 2021. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP.

	Six Month Ended	Three Months Ended		Year Ended	Three Months Ended
Pretax (in millions)	Jun 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Income (loss) from continuing operations before income taxes (GAAP)	$1,288	$715	$573	$(2,246)	$383	$208	$(2,381)	$(456)
Less: Pretax significant items [1]	102	107	(5)	(3,643)	(58)	(190)	(2,538)	(857)
Less: Amortization of intangibles [1]	(334)	(167)	(167)	(696)	(169)	(172)	(177)	(178)
Less: Non-op pension / OPEB benefit [1]	25	13	12	30	7	4	8	11
Adjusted results, before tax (non-GAAP)	$1,495	$762	$733	$2,063	$603	$566	$326	$568

	Six Month Ended	Three Months Ended		Year Ended	Three Months Ended
Net of tax (in millions)	Jun 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Net income (loss) from continuing operations available to DuPont common stockholders (GAAP)	$1,092	$555	$537	$(2,434)	$439	$79	$(2,396)	$(556)
Less: Significant items, net of tax [2]	147	75	72	(3,544)	51	(239)	(2,534)	(822)
Less: Amortization of intangibles, net of tax [2]	(259)	(129)	(130)	(540)	(132)	(134)	(136)	(138)
Less: Non-op pension / OPEB benefit, net of tax [2]	19	10	9	24	7	3	6	8
Adjusted results, net of tax (non-GAAP)	$1,185	$599	$586	$1,626	$513	$449	$268	$396

	Six Month Ended [4]	Three Months Ended		Year Ended [4]	Three Months Ended
Earnings per common share (“EPS”) from continuing operations - diluted	Jun 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Earnings (loss) per common share from continuing operations - diluted (GAAP)	$1.92	$1.04	$0.89	$(3.31)	$0.60	$0.11	$(3.26)	$(0.75)
Less: Significant items - diluted [3]	0.26	0.14	0.12	(4.82)	0.07	(0.33)	(3.45)	(1.11)
Less: Amortization of intangibles - diluted [3]	(0.45)	(0.25)	(0.21)	(0.73)	(0.18)	(0.17)	(0.18)	(0.19)
Less: Non-op pension / OPEB benefit - diluted [3]	0.03	0.02	0.01	0.03	0.01	—	0.01	0.01
Updated adjusted earnings per common share from continuing operations - diluted (non-GAAP)	$2.08	$1.13	$0.97	$2.21	$0.70	$0.61	$0.36	$0.54
1.Impact on “Income (loss) from continuing operations before income taxes.”
2.Impact on “Income (loss) from continuing operations, net of tax.” The income tax effect for each adjustment was calculated based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible.
3.Impact on earnings per common share from continuing operations - diluted.
4.Earnings per share amounts from continuing operations - diluted for the six month period and the year may not equal the sum of the quarterly earnings per common share from continuing operations - diluted amounts due to the change in average share calculations.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

The following table provides a reconciliation from the adjusted earnings per common share from continuing operations to the new basis, excluding amortization of all intangible assets.

	Six Month Ended	Three Months Ended		Year Ended	Three Months Ended
Pretax (in millions)	Jun 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Adjusted earnings per common share from continuing operations - diluted (as reported)	$1.96	$1.06	$0.91	$2.01	$0.65	$0.56	$0.31	$0.48
Adjustment for Non-Merger related amortization of intangibles	0.12	0.07	0.06	0.20	0.05	0.05	0.05	0.06
Updated adjusted earnings per common share from continuing operations - diluted (new basis)	$2.08	$1.13	$0.97	$2.21	$0.70	$0.61	$0.36	$0.54